EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Pacira Pharmaceuticals, Inc., a California corporation

Pacira Pharmaceuticals International, Inc., a Delaware corporation

Pacira Limited, a company organized under the laws of the United Kingdom

Pacira Ireland Limited, a company organized under the laws of Ireland